Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Current Report on Form 8-K/A of ATS Corporation dated February 15, 2008 of our report dated July 31, 2007, except for the matters discussed in Notes 8, 16, and 21 as to which the date is January 23, 2008, related to the financial statements of Number Six Software, Inc. and its subsidiaries as of and for the year ended December 31, 2006, and incorporated by reference in the Registration Statements of ATS Corporation on Form S-8 (File No. 333-146075) and Form S-3 (File No. 333-124638).

/s/ Aronson & Company
Aronson & Company
February 15, 2008